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                                                                   EXHIBIT 5.1
                            Graubard Mollen & Miller
                                600 Third Avenue
                          New York, New York 10016-2097


                                                     December 11, 1996



Individual Investor Group, Inc.
1633 Broadway
38th Floor
New York, New York 10019

Dear Sirs:

         Reference is made to the Registration Statement on Form S-8 ("Registration Statement") filed by Individual Investor Group, Inc. ("Company"), a Delaware corporation, under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 2,020,000 shares of common stock, par value $.01 per share ("Common Stock"), to be offered by the Company under the Company's 1996 Performance Equity Plan, 1996 Management Incentive Plan and certain other employment stock option plans under separate written agreements ("Plans").

         We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting future awards under the 1996 Performance Equity Plan and the 1996 Management Incentive Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Delaware. We have also assumed that, in granting future awards under the 1996 Management Incentive Plan, all awards granted prior to the stockholders of the Company approving such plan, if at all, such awards will be subject to and conditioned upon stockholder approval of such plan.

         Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company under the Plans, when sold in accordance with the terms of the Plans and the individual instruments governing their issuance, will be legally issued, fully paid and nonassessable, although they may be subject to contractual restrictions established by the applicable Plans or instrument.

         In giving this opinion, we have assumed that all certificates for the Company's shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                                  Very truly yours,

                                                  /s/ Graubard Mollen & Miller

                                                  GRAUBARD MOLLEN & MILLER



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